Exhibit 10.3

AMENDED AND RESTATED THROUGHPUT AND TANKAGE AGREEMENT
(El Dorado Terminal and Tankage)
This Amended and Restated Throughput and Tankage Agreement (this “Agreement”) is dated as of August 5, 2024, by and among DK Trading & Supply, LLC (“DKTS”), a Delaware limited liability company, and Delek Logistics Operating, LLC, a Delaware liability company (“Logistics”) and, for the limited purposes specified in Section 22, the Intermediary. Each of DKTS and Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Lion Oil Company, LLC an Arkansas limited liability company (formerly Lion Oil Company, an Arkansas corporation, hereinafter “Lion Oil”), Logistics, and an intermediary entered into that certain Throughput and Tankage Agreement (the “Original Agreement”) dated February 10, 2014 (the “Original Effective Date”);
WHEREAS, Lion Oil and Logistics executed that certain Letter Agreement Regarding Capital Project regarding El Dorado Terminal dated May 18, 2016 confirming the agreement of Lion Oil and Logistics with respect to a certain capital project;
WHEREAS, the Original Agreement was amended pursuant to that certain First Amendment to Throughput and Tankage Agreement dated December 14, 2018, by and between Lion Oil and Logistics and that certain Amendment to Throughput and Tankage Agreement dated July 22, 2016, by and between Lion Oil and Logistics;
WHEREAS, the Lion Oil assigned all its right, title and interest in the Original Agreement to DKTS pursuant to that certain Omnibus Assignment and Assumption Agreement dated September 12, 2022 by and between Lion Oil and DKTS;
WHEREAS, the Original Agreement was amended to release the former intermediary from any all further liabilities under the Original Agreement and replace the former intermediary with the Intermediary pursuant to that certain Amendment to Throughput and Tankage Agreement dated December 30, 2022, by and among the Parties, the former intermediary, and the Intermediary; and
WHEREAS, the Parties and the Intermediary desire to amend and restate the Original Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
Section 1.    Definitions and Construction.

(a)    Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“2025 Storage Fees” has the meaning set forth in Section 2(d)(i).
“2025 Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Actual Month End Product Volume” has the meaning specified in Section 10(i)(i).
“Actual Throughput” means the aggregate volume of Materials that DKTS throughputs at the Terminal.
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and its subsidiaries), including DKTS, on the one hand, and the General Partner, the Partnership and its subsidiaries, including Logistics, on the other hand, shall not be considered Affiliates of each other.
“Amendment Effective Date” has the meaning assigned to the term “Commencement Date” in the Inventory Intermediate Agreement.
“Ancillary Services” means the following services to be provided by Logistics to DKTS: truck receipts (feedstocks, blendstocks and unfinished products), truck rack blending, tank sampling, tank-to-tank transfers, ethanol storage, ethanol blending, generic gasoline additization, lubricity/ conductivity additization, product receipt, proprietary additive additization, red dye additization, transmix, coke, slurry and butane loading/unloading (truck) and seasonal flow improver additization or other similar services.
“Ancillary Services Fees” means, for any month during the Term of this Agreement, the fees set forth on Exhibit B to be paid by DKTS pursuant to Section 2(c)(ii) during that month for Ancillary Services provided by Logistics.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“ASTM” means American Society for Testing and Materials.
“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 consecutive calendar days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“barrel” means 42 U.S. gallons, measured at 60° F.
“bpd” means barrels per day.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
“Call Option” has the meaning given to such term in the Omnibus Agreement.
“Capacity Resolution” has the meaning set forth in Section 10(c).
“Capital Amortization Period” has the meaning set forth in Section 2(i)(iv).
“Capital Expenditure Notice” has the meaning set forth in Section 2(i)(iii).
“Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Terminal or the Tankage or any portion thereof, or (b) any connection, or new point of receipt or delivery for Materials.

“Claimant” shall have the meaning assigned to such term in Section 21(m).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31 of each calendar year, respectively, except that the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the final Contract Year shall end on the last day of the Term.
“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“CPT” means the prevailing local time in the Central time zone.
“Crude Oil” means the naturally occurring hydrocarbon mixtures but not including recovered or recycled oils or any cracked materials.
“Defaulting Party” has the meaning specified in Section 18(b).
“Deficiency Notice” has the meaning set forth in Section 9(a).
“Deficiency Payment” has the meaning set forth in Section 9(a).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Designation Period” has the meaning specified in Section 22(a).

“Dispute” means any and all disputes, claims, controversies and other matters in question between Logistics, on the one hand, and DKTS, on the other hand, under this Agreement.
“DKTS” has the meaning specified in the preamble to this Agreement.
“DKTS Indemnitees” has the meaning set forth in Section 19(a).
“Effective Date” means July 1, 2024.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“EPA” means the United States Environmental Protection Agency.
“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 2(i)(iii).
“Event of Default” has the meaning specified in Section 18(a).
“Expansion Capital Expenditure” has the meaning set forth in Section 2(i)(iii).
“Expiration Date” means the “Expiration Date” as defined in Inventory Intermediation Agreement, or, if later, the date on which all obligations thereunder are finally settled.
“First Offer Period” has the meaning set forth in Section 7.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, cyberattacks, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension, delay or interruption and which through the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, that a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning set forth in Section 5(a).
“Force Majeure Party” has the meaning set forth in Section 5(a).
“Force Majeure Period” has the meaning set forth in Section 5(a).
“General Partner” means the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Group A Minimum Storage Capacity” means an aggregate usable storage capacity of 1,140,000 barrels for storage of Materials other than Group B Materials and Group C Materials.
“Group A Storage Fee” has the meaning set forth in Section 2(d)(i).
“Group A Tankage” means the tankage adjacent to the Refinery listed on Exhibit A that is used for storage of Materials other than Group B Materials and Group C Materials; Exhibit A shall be updated by the Parties from time to time upon the request of DKTS to reflect changes in the Group A Tankage as a result of new construction, demolition or replacement of tankage.
“Group B Materials” means the Materials listed in Exhibit C.
“Group B Minimum Storage Capacity” means an aggregate usable storage capacity of 122,000 barrels for storage of Group B Materials.
“Group B Storage Fee” has the meaning set forth in Section 2(d)(i).
“Group B Tankage” means the tankage adjacent to the Refinery listed on Exhibit A that is used for storage of Group B Materials; Exhibit A shall be updated by the Parties from time to time upon the request of DKTS to reflect changes in the Group B Tankage as a result of new construction, demolition or replacement of tankage.
“Group C Materials” means the Materials listed on Exhibit D.
“Group C Minimum Storage Capacity” means an aggregate usable storage capacity of 550,000 barrels for storage of Group C Materials.
“Group C Storage Fee” has the meaning set forth in Section 2(d)(i).

“Group C Tankage” means the tankage adjacent to the Refinery listed on Exhibit A that is used for storage of Group C Materials; Exhibit A shall be updated by the Parties from time to time upon the request of DKTS to reflect changes in the Group C Tankage as a result of new construction, demolition or replacement of tankage.
“Inflation Index” means, at any adjustment date hereunder, the year-over-year change in the PPI.
“Initial Storage Fees” has the meaning set forth in Section 2(d)(i).
“Initial Term” has the meaning set forth in Section 6(a).
“Initial Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Intermediary” means Citigroup Energy Inc. or any successor thereto as a result of the replacement of the Inventory Intermediation Agreement.
“Intermediary Materials” has the meaning set forth in Section 22(a).
“Intermediates” means any hydrocarbons that are unfinished products or that require further processing to be sold as, or blended into, finished products.
“Inventory Intermediation Agreement” means the Inventory Intermediation Agreement by and between DK Trading & Supply, LLC and Citigroup Energy Inc., dated as of December 30, 2022, as from time to time amended, modified and/or restated, and any replacement thereof.
“Liabilities” means any Losses, including any Losses directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Losses arising from compliance or non-compliance with Applicable Law.
“Lion Oil” has the meaning specified in the recitals to this Agreement.
“Logistics” has the meaning specified in the preamble to this Agreement.
“Logistics Indemnitees” has the meaning set forth in Section 19(b).
“Losses” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements).
“Materials” means any Crude Oil, Intermediates, Products and other hydrocarbons, Group B Materials and/or Group C Materials stored under this Agreement.
“Minimum Storage Capacity” means the Group A Minimum Storage Capacity, the Group B Minimum Storage Capacity and the Group C Minimum Storage Capacity.
“Monthly Expansion Capital Amount” has the meaning set forth in Section 2(i)(iv).

“Minimum Throughput Capacity” means an aggregate amount of throughput capacity at the Terminal equal to 26,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Throughput Commitment” means an aggregate amount of Materials equal to 11,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Non-Defaulting Party” means the Party other than the Defaulting Party.
“Notice Period” has the meaning set forth in Section 16(b).
“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60º F.
“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement dated as of August 5, 2024, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), Delek Refining, Ltd., Lion Oil, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, Delek Marketing & Supply, LP, Logistics and the General Partner, as the same may be amended from time to time.
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Original Effective Date” has the meaning set forth in the recitals to this Agreement.
“Open Assets” has the meaning set forth in Section 2(j).
“OPIS” has the meaning set forth in Section 3(c).
“Original Agreement” has the meaning specified in the recitals to this Agreement.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Change of Control” means any event or change whereby Delek US ceases to Control the General Partner.
“Permitted Lien(s)” means (a)(i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; provided, however, that if a reserve or appropriate provision shall be required by GAAP, then such reserve or provision shall have been made therefor; (c) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits; (d) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (e) liens created pursuant to this Agreement.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Product” means any refined petroleum products stored and handled under this Agreement in support of DKTS’s operations at the Refinery.
“Purchase Agreement” means the Asset Purchase Agreement (El Dorado Terminal and Tankage) dated as of February 10, 2014 between Lion Oil, as seller, and Logistics, as buyer.
“Receiving Party Personnel” has the meaning set forth in Section 21(n)(iv).
“Refinery” means Lion Oil’s Crude Oil refinery in El Dorado, Arkansas.
“Renewal Term” has the meaning set forth in Section 6(a).
“Required Permits” has the meaning specified in Section 10(f).
“Respondent” shall have the meaning assigned to such term in Section 21(m).
“Restoration” has the meaning set forth in Section 10(b).
“Right of First Refusal” has the meaning set forth in Section 7.
“Services” has the meaning specified in Section 11(a).
“Shortfall Payment” has the meaning set forth in Section 2(e)(i).
“Special Damages” has the meaning set forth in Section 20.
“Storage Fees” means the Group A Storage Fee, the Group B Storage Fee and the Group C Storage Fee.
“Supplier’s Inspector” means any Person selected by DKTS (or its assignee) to perform any and all inspections required by DKTS in a commercially reasonable manner at DKTS’ own cost and expense that is acting as an agent for DKTS (or its assignee) and that (1) is a Person who performs sampling, quality analysis and quantity determination of the Materials purchased and sold under the Inventory Intermediation Agreement and is licensed to do so, (2) is not an Affiliate of any Party and (3) in the commercially reasonable judgment of DKTS (or its assignee), is qualified and reputed to perform its services in accordance with Applicable Law and industry practice.
“Suspension Notice” has the meaning set forth in Section 16(b).
“Tankage” means the Group A Tankage, the Group B Tankage and the Group C Tankage.
“Term” has the meaning set forth in Section 6(a).
“Terminal” means the light products loading rack located adjacent to the Refinery, including the loading, office and shop facilities owned, operated, leased or used pursuant to a contractual right of use by Logistics or its Affiliates, which includes the additive tanks located at the terminal that store Materials and the piping, truck facilities and other facilities related thereto, together with existing and future modifications, improvements or additions.
“Termination Notice” has the meaning set forth in Section 5(b).
“Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Transaction Agreements” means, collectively, this Agreement, the Purchase Agreement, the Omnibus Agreement, the Lease and Access Agreement (El Dorado Terminal and Tankage) dated as of February 10, 2014 between Lion Oil and Logistics and the Site Services Agreement (El Dorado Terminal and Tankage Agreement) dated as of February 10, 2014 between Lion Oil and Logistics.
“Volume Determination Procedures” mean DKTS’ ordinary month-end procedures for determining the NSV of Materials held in the Tankage, which for each Contract Quarter-end shall be based on manual gauge readings of the Tankage as at the end of such Contract Quarter.
(b)    Construction of Agreement.
(i)    Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Schedules and Exhibits are incorporated herein.
(ii)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(iii)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(iv)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(v)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.
(vi)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(vii)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(viii) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.
(ix)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
Section 2.    Agreement to Use Services Relating to Terminal and Tankage.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to Logistics to be paid by DKTS and requires Logistics to provide certain throughput and storage services to DKTS.
(a)    Obligations of Logistics. During the Term and subject to the terms and conditions of this Agreement, Logistics agrees to: (i) own or lease and operate and maintain in accordance with Section 10(b) all assets necessary to handle the Materials from DKTS; (ii) provide the services required under this Agreement; and (iii) perform all operations relating to the Terminal and the Tankage that it is required to perform under the Transaction Agreements.
(b)    Minimum Throughput Commitment at the Terminal. During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, DKTS agrees that, commencing on the Effective Date, DKTS shall throughput at least the Minimum Throughput Commitment at the Terminal, and Logistics shall make available to DKTS dedicated capacity at the Terminal, at all times sufficient to allow DKTS to throughput the Minimum Throughput Capacity at the Terminal. Allocation of capacity for Materials of different types at the Terminal shall be in accordance with practices as of the Effective Date, or as otherwise may be agreed between the Parties from time to time.

(c)    Throughput Fee at the Terminal.
(i)    The throughput fee initially applicable to throughput at the Terminal shall be $0.742 per barrel effective as of the Effective Date (the “Initial Throughput Fee”) and $0.270 per barrel effective as of February 1, 2025 (the “2025 Throughput Fee,” and together with the Initial Throughput Fee, the “Throughput Fee”). Subject to Sections 2(e) and Section 2(h), DKTS shall pay Logistics an amount equal to the Throughput Fee multiplied by the Actual Throughput at the Terminal.
(ii)    Logistics shall provide the Ancillary Services to DKTS at the Terminal. DKTS shall pay the per-barrel Ancillary Services Fees listed on Exhibit B for such services. All fuel additives, dyes, de-icers and other additions requested to be added to the Materials will be provided by DKTS at no cost to Logistics.
(iii)    The Throughput Fee shall be adjusted on July 1 of each Contract Year, commencing on July 1, 2025, by an amount equal to the increase or decrease, if any, in the Inflation Index; provided, however, that the Throughput Fee shall not be decreased below the applicable Throughput Fee provided in this Section 2(c). If the PPI is no longer published, Logistics and DKTS shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Throughput Fee. If DKTS and Logistics are unable to agree, a new index will be determined by arbitration in accordance with Section 21(m) and the same method of adjustment for increases in the new index shall be used to calculate increases in the Throughput Fee.
(iv)    During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Terminal, the Parties will renegotiate the Throughput Fee in good faith in order to compensate Logistics on account of such incremental capital costs. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If DKTS and Logistics are unable to agree upon a renegotiated Throughput Fee, the renegotiated Throughput Fee will be determined by arbitration in accordance with Section 21(m).
(d)    Storage Fees for the Tankage.
(i)    DKTS shall pay Logistics a fee of $2,003,196.000 per month effective as of the Effective Date (the “Initial Storage Fees”) and $988,394.000 per month effective as of February 1, 2025 (the “2025 Storage Fees,” and together with the Initial Storage Fee, the “Storage Fees”), consisting of (A) $570,666 per month (the “Group A Storage Fee”) for dedicated storage capacity in the Group A Tankage, (B) $14,457 per month (the “Group B Storage Fee”) for dedicated storage capacity in the Group B Tankage, and (c) $403,270 per month (the “Group C Storage Fee”) for dedicated storage capacity in the Group C Tankage.

(ii)    Notwithstanding the foregoing, in the event that the Effective Date is any date other than the first day of a calendar month, then the Storage Fees for the initial contract month shall be prorated based upon the number of days remaining in such month.
(iii)    The Materials storage capacity provided to DKTS in the Tankage may be temporarily reduced by Logistics (without any adjustment to the Storage Fees) as a result of repairs and/or maintenance on storage tanks that reduce the storage capacity available in Tankage, so long as the reduced storage capacity will not result in the inability of Logistics to provide the Group A Minimum Storage Capacity, the Group B Minimum Storage Capacity or the Group C Minimum Storage Capacity.
(iv)    The amount of the Storage Fees shall be adjusted on July 1 of each Contract Year commencing on July 1, 2025, by an amount equal to the increase or decrease, if any, in the Inflation Index, provided, however, that the Storage Fees shall not be decreased below the applicable Storage Fees provided in this Section 2(d). If the PPI is no longer published, DKTS and Logistics shall negotiate in good faith to agree upon a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Storage Fees. If DKTS and Logistics are unable to agree upon a new index, the new index will be determined by arbitration in accordance with Section 21(m).
(v)    During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Tankage, the Parties will renegotiate the Storage Fees in good faith in order to compensate Logistics on account of such incremental capital costs. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If DKTS and Logistics are unable to agree upon renegotiated Storage Fees, the renegotiated Storage Fees will be determined by arbitration in accordance with Section 21(m).
(vi)    Allocation of storage capacity for separate Materials in the Tankage shall be in accordance with current practices, or as otherwise may be agreed between the Parties from time to time.
(e)    Shortfalls.
(i)    If, for any Contract Quarter, Actual Throughput is less than the Minimum Throughput Commitment, then DKTS shall pay Logistics an amount (a “Shortfall Payment”) equal to the difference between (i) the Minimum Throughput Commitment multiplied by the Throughput Fee and (ii) the aggregate Throughput Fees for such Contract Quarter payable under Section 2(c)(i).
(ii)    The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by DKTS of the Shortfall Payment shall relieve DKTS of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitment to any subsequent Contract Quarter.
(f)    Operating and Capital Expenses. Except as provided in the Omnibus Agreement and Section 2(f)(ii), during the Term and subject to the terms and conditions of this Agreement, including Section 2(i), Logistics will bear 100% of all operating and capital expenses incurred in its operation of the Terminal and the Tankage. For avoidance of doubt, such operating expenses shall include all tank inspections (including inspections in compliance with API Standard 653 for Aboveground Storage Tanks) conducted after the Effective Date on the tanks included within the Tankage, including any repairs or tests or consequential remediation that may be required to be made to such Tankage as a result of any discovery made during such inspections.
(g)    Taxes. DKTS will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Materials delivered by DKTS at the Terminal or the Tankage, including, but not limited to, any state gross receipts and compensating (use) taxes; provided, however, that DKTS shall not be liable hereunder for taxes (including ad valorem taxes) assessed against Logistics based on Logistics’ income or ownership of the Terminal and the Tankage. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other Party pursuant to this Section 2(g), the proper Party shall promptly reimburse the other Party therefor.
(h)    Invoicing and Timing of Payments. Logistics shall invoice DKTS monthly (or, in the case of Shortfall Payments, quarterly). DKTS will make payments to Logistics on a monthly (or, in the case of Shortfall Payments, quarterly) basis during the Term with respect to services rendered by Logistics under this Agreement in the prior month (or, in the case of Shortfall Payments, Contract Quarter) upon the later of (i) 10 days after its receipt of such invoice and (ii) 30 days following the end of the calendar month (or, in the case of Shortfall Payments, Contract Quarter) during which the invoiced services were performed. Any past due payments owed by DKTS to Logistics shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fees, Storage Fees or Shortfall Payments pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account designated in writing by Logistics. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
(i)    Capital Improvements. During the term of this Agreement, DKTS shall be entitled to designate Capital Improvements to be made to the Terminal and the Tankage. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by DKTS may be constructed:
(i)    For any Capital Improvement designated by DKTS, DKTS shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Terminal and/or the Tankage, as the case may be.

(ii)    Logistics will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(iii)    Should Logistics determine to proceed and construct or cause to be constructed the approved Capital Improvement, Logistics will obtain bids from two or more general contractors reasonably acceptable to DKTS for the construction of the Capital Improvement. Based upon the bids, Logistics will notify DKTS of Logistics’ estimate of the total cost necessary to construct such Capital Improvement (the “Capital Expenditure Notice”) (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of the Capital Expenditure Notice, DKTS will notify Logistics whether or not DKTS agrees to such Estimated Expansion Capital Expenditure. In the event DKTS does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the Capital Expenditure Notice, DKTS shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 2(i)(v) below.
(iv)    Prior to beginning any construction on the Capital Improvement, (1) Logistics shall have received all necessary regulatory approvals, (2) Logistics and DKTS shall have agreed on (A) an additional monthly payment amount to be paid by DKTS to Logistics (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed upon term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which DKTS is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Logistics the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Logistics reasonably anticipated to be received by Logistics from DKTS (or from a third party pursuant to a direct contractual commitment to Logistics) in connection with such Capital Improvement, or (B) another adjustment to the Throughput Fee or the Storage Fees, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the Minimum Throughput Commitment, the Minimum Throughput Capacity or the Minimum Storage Capacity, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and DKTS’ obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Logistics or a Force Majeure event affecting the ability of Logistics to provide services under this Agreement). In connection with the construction of any Capital Improvement pursuant to this Section 2(i)(iv), DKTS shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. DKTS shall also be entitled to audit all expenditures incurred in connection with the Capital

Improvement in accordance with Section 21(o). The Parties agree that any Capital Improvement constructed by Logistics pursuant to this Section 2(i)(iv) shall be treated as the separate property of Logistics.
(v)    If for any reason the Capital Improvement shall not be constructed pursuant to Section 2(i)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and the Parties agree that the Capital Improvement would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Terminal or the Tankage, taken as a whole, or result in any material additional unreimbursed costs to Logistics, then DKTS may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, DKTS shall be the owner and operator of such Capital Improvement. The Parties agree that any Capital Improvement constructed by DKTS pursuant to this Section 2(i)(v) shall be treated as the separate property of DKTS. Logistics shall reasonably cooperate with DKTS in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Terminal and the Tankage, subject to DKTS’ reimbursing Logistics on a monthly basis for any incremental expenses arising from operating or maintaining such connections as determined by Logistics in good faith. DKTS shall defend, indemnify and hold harmless the Logistics Indemnitees from and against any Liabilities resulting from the construction, ownership and operation by DKTS of any Capital Improvement constructed by DKTS pursuant to this Section 2(i)(v).
(vi)    Upon completion of the construction of such Capital Improvement, Logistics or DKTS, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
(j)    Marketing of Throughput and Storage Services to Third Parties. Subject to the limitation on the use of assets that are subject to the Call Option in the Omnibus Agreement, during the Term, Logistics may provide throughput services to third parties at the Terminal and storage services to third parties in the Tankage, provided that, (i) the provision of such throughput and storage services to third parties is not reasonably likely to negatively impact DKTS’s ability to use either the Terminal or the Tankage in accordance with the terms of this Agreement in any material respect, (ii) prior to any third party use of either of the Terminal or the Tankage or the entry into any agreement with respect thereto, Logistics shall have received prior written consent from DKTS with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (iii) to the extent such third-party usage reduces the ability of Logistics to provide the Minimum Throughput Capacity or the applicable Minimum Storage Capacity, the Minimum Throughput Commitment or the Storage Fees, as applicable, shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity or the applicable Minimum Storage Capacity and the amount that can be throughput at the Terminal or stored in the Tankage (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity or the applicable Minimum Storage Capacity was unavailable). Notwithstanding the foregoing but subject to the limitation on the use of assets that are subject to the Call Option in the Omnibus Agreement, to the extent DKTS is not using any portion of the Terminal or the Tankage (the “Open Assets”) during (x) a Force Majeure event set forth in Section 5 that is specific to DKTS and does not impact third parties generally or (y) the Notice Period set forth in Section 16, Logistics may provide throughput and/or storage services to third parties on the Open Assets pursuant to one or more third-party agreements without the consent of DKTS, and the Minimum Throughput Commitment and the applicable Storage Fee will be reduced to the extent of such third-party usage as set forth above; provided that such third-party agreements and related services shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.
(k)    Removal of Tank for Service or Inspection. The Parties agree that if they mutually determine to remove a tank included in the Tankage from service or if a tank included in the Tankage is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks, then Logistics will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank; provided, however, that any such removal will not reduce the Storage Fees except to the extent that Logistics is unable to provide to DKTS the applicable Minimum Storage Capacity.
(l)    Documentation. Logistics shall furnish DKTS with the following reports covering services hereunder involving DKTS’ Materials:
(i)    Within 10 Business Days following the end of the month, a statement showing, by Material: (A) DKTS’ monthly aggregate deliveries into the Terminal and the Tankage; (B) DKTS’ monthly receipts from the Terminal and the Tankage; (C) calculation of all DKTS’ monthly services fees under this Agreement; (D) DKTS’ opening inventory for the preceding month; and (E) DKTS’ closing inventory for the preceding month.
(ii)    A copy of any meter calibration report, to be available for inspection upon reasonable request by DKTS following any calibration.
(iii)    Upon delivery from the Terminal and the Tankage, a bill of lading to the carrier for each truck delivery. As reasonably requested by DKTS, bill of lading information shall be provided to DKTS’ accounting group. Upon each truck delivery from the Terminal and the Tankage, bill of lading information shall be sent electronically through a mutually agreeable system.
(iv)    Transfer documents for each in-tank transfer.
(v)    Logistics shall be required to maintain the capabilities to support truck load authorization technologies at the Terminal and the Tankage. However, costs incurred by Logistics for replacement of loading systems or software or other upgrades made at the request of DKTS shall be recoverable from DKTS either as a lump sum payment or through an increase in Throughput Fees.
Section 3.    Custody, Title and Risk of Loss.
(a)    Subject to Section 22, DKTS shall, at all times during the Term, retain exclusive legal title to the Materials stored or throughput by it at the Tankage and the Terminal, and such Materials shall remain DKTS’ exclusive property. DKTS hereby represents (subject to Section 22) that, at all times during the Term, it holds exclusive legal title to the Materials throughput or stored by it at the Tankage and the Terminal, free and clear of any liens, security interests, encumbrances and claims whatsoever, other than (a) Permitted Liens and (b) any liens, security interests, encumbrances and claims with respect to which DKTS has entered into an agreement reasonably acceptable to Logistics subordinating such lien, security interest, encumbrance or claim to any applicable rights of Logistics under this Agreement.
(b)    During the time any Materials are held or throughput at the Tankage or the Terminal, Logistics shall be solely responsible for compliance with all Applicable Laws pertaining to the possession, handling, use and processing of such Materials.
(c)    Subject to Section 22, legal title and risk of loss to all of the Materials stored or throughput by DKTS at the Tankage and the Terminal shall remain at all times with DKTS. DKTS shall, during each month, (i) be entitled to all volumetric gains in the Tankage and the Terminal and (ii) be responsible for all volumetric losses in the Tankage and the Terminal up to a maximum of 0.25%. If volume losses of any Materials exceed 0.25% during any particular month, Logistics shall pay DKTS for the difference between the actual loss and the 0.25% allowance at a price per barrel for that Material as reported by the Oil Price Information Service (“OPIS”) using the monthly average OPIS unbranded contract rack posting for that Material during the month in which the volume difference was accounted for.
(d)    During the Term, Logistics shall hold all Materials at the Tankage and the Terminal solely as bailee and represents and warrants that when any such Materials are redelivered to DKTS, DKTS shall have good legal title thereto, free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by Logistics. During the Term, none of Logistics or any of its Affiliates shall (and Logistics shall not permit any of its Affiliates or any other Person to) use any such Materials for any purpose. Solely in its capacity as bailee, Logistics shall have custody of the Materials stored or transported under this Agreement from the time such Materials are delivered to Logistics until such time that the Materials pass the outlet flange of the Terminal or, if there is no outlet flange, at such time that the Materials are re-delivered to DKTS.
Section 4.    Inspection and Access Rights.
(a)    At any reasonable times during normal business hours and upon reasonable prior notice, DKTS and its representatives (including one or more Supplier’s Inspectors) shall have the right to enter and exit Logistics’ premises in order to have access to the Tankage and the Terminal for any purpose relating to this Agreement, including to enforce its rights and interests hereunder, to observe the operations of the Tankage and the Terminal and to conduct such inspections as DKTS (or its assignee) may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at the Tankage and the Terminal on a spot basis; provided that (i) DKTS’ personnel shall follow routes and paths designated by Logistics or security personnel employed by Logistics, (ii) DKTS’ personnel shall observe all security, fire and safety regulations while, in around or about the Terminal and the Tankage, and (iii) DKTS shall be liable for any damage directly caused by the negligence or other tortious conduct of such personnel. Without limiting the generality of the foregoing, Logistics shall regularly grant the Supplier’s Inspector such access from the last day of each month until the third Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default with respect to Logistics has occurred and is continuing, DKTS (or its assignee) and its representatives and agents (including one or more Supplier’s Inspectors) shall have unlimited and unrestricted access to the Terminal as such Event of Default continues.
(b)    When accessing the facilities of Logistics, DKTS and its representatives (including one or more Supplier’s Inspectors) shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to DKTS by Logistics in writing from time to time.
(c)    For all purposes hereunder, any jobbers, distributors, carriers, haulers and other customers designated in writing or otherwise by DKTS to have loading privileges under this Agreement or having possession of any loading device furnished to DKTS pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Terminal and/or the Tankage, be deemed to be representatives of DKTS and subject to the applicable terms of this Agreement, and any such person shall enter into an appropriate access agreement with Logistics with respect to such access.
Section 5.    Force Majeure.
(a)    In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event as promptly as practicable after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that: (i) prior to the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments (1) for the Throughput Fees for volumes actually throughput under this Agreement, (2) for the Storage Fees, and (3) for any Shortfall Payments unless, in the case of (2) and (3), the Force Majeure event adversely affects Logistics’ ability to perform the services it is required to perform under this Agreement, in which case, as applicable, the Storage Fees shall only be paid (x) if the effect of such Force Majeure event on Logistics does not result in the inability of the Refinery to operate and (y) to the extent DKTS utilizes the applicable Tankage for the storage of its Materials during the applicable month, and instead of Shortfall Payments, Throughput Fees shall only be paid as provided under (i)(1) above; and (ii) from and after the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement and (2) for the Storage Fee to the extent DKTS utilizes the applicable Tankage for the storage of its Materials during the applicable month. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). DKTS shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Original Effective Date, any suspension of the obligations of the Parties under this Section 3(a) as a result of a Force Majeure event that adversely affects Logistics’ ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 3(b).
(b)    If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Original Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (x) the delivery of the Termination Notice and (y) the third anniversary of the Original Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that if the Termination Notice relates to a Force Majeure event that affects only the Terminal, then if and when such Termination Notice becomes effective, the termination effected thereby shall apply only to the obligations hereunder with respect to the Terminal and shall not apply to the obligations hereunder with respect to the Tankage. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the third anniversary of the Original Effective Date and following delivery of a Termination Notice, Logistics may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as DKTS continues to make Shortfall Payments.
Section 6.    Effectiveness and Term.
(a)    The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Effective Date and shall extend through and including June 30, 2031. Thereafter, DKTS shall have a unilateral option to extend this Agreement for an additional period extending through and including June 30, 2036, on the same terms and conditions set forth herein (each a “Renewal Term”). The Initial Term and the Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this

Agreement for a Renewal Term, DKTS shall notify Logistics in writing not less than 12 months prior to the expiration of the Initial Term or any Renewal Term, as applicable.
(b)    The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (i) as they may mutually agree in writing, (ii) pursuant to a Termination Notice under Section 5(b), (iii) pursuant to a Suspension Notice under Section 16(b) or (iv) pursuant to Section 18(b).
(c)    Upon expiration or termination of this Agreement, Logistics shall be responsible for removing any remaining Materials of DKTS from the Tankage and the Terminal.
(d)    DKTS shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, if any, and restore the Tankage and the Terminal to their condition prior to the installation of such equipment.
Section 7.    Right to Enter into a New Agreement.
In the event that DKTS fails to exercise its option to extend this Agreement for any Renewal Term, Logistics shall have the right to negotiate to enter into one or more new throughput and tankage agreements with respect to the Terminal and/or the Tankage with one or more third parties to begin after the date of termination. In such circumstances, Logistics shall give DKTS 45 days’ prior written notice of any proposed new throughput and tankage agreement with a third party, including (i) the material terms and conditions thereof (including fee schedules, tariffs and duration) and (ii) a 45-day period (beginning on DKTS’ receipt of such written notice) (the “First Offer Period”) in which DKTS may enter into a new throughput and tankage agreement with Logistics (the “Right of First Refusal”). If DKTS makes an offer on commercial terms that are no less favorable, taken as a whole, than the proposed third-party offer with respect to such throughput and tankage agreement during the First Offer Period, then Logistics shall be obligated to enter into a throughput and tankage agreement with DKTS on the terms set forth in its proposed offer. If DKTS does not exercise its Right of First Refusal in the matter set forth above, Logistics may proceed with the negotiation of and entry into the third-party agreement.
Section 8.    Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith is prepaid; or (d) if by e-mail, one Business Day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
if to DKTS:

DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel
with a copy, which shall not constitute notice, to:
DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: President

if to Logistics:
Delek Logistics Operating, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel
with a copy, which shall not constitute notice, to:
Delek Logistics Operating, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Senior Vice President
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
Section 9.    Deficiency Payments.
(a)    As soon as practicable following the end of each calendar month under this Agreement, Logistics shall deliver to DKTS a written notice (the “Deficiency Notice”) detailing any failure of DKTS to meet any of its payment obligations under this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any payment deficiency and (ii) specify the approximate dollar amount that Logistics believes would have been paid by DKTS to Logistics if DKTS had complied with its payment obligations under this Agreement (the “Deficiency Payment”). DKTS shall pay the Deficiency Payment to Logistics 10 days after its receipt of the Deficiency Notice.
(b)    If DKTS disagrees with the Deficiency Notice, then, promptly following the payment of any undisputed portion of the Deficiency Payment to Logistics, a senior officer of DKTS and a senior officer of Logistics shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within 30 days following the payment of any Deficiency Payment, DKTS and Logistics shall, within 45 days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 21(m). During the 60-day period following the receipt of the Deficiency Notice, DKTS shall have the right, in accordance with Section 21(o), to inspect and audit the working papers of Logistics relating to such Deficiency Payment.
(c)    If it is determined by arbitration in accordance with Section 21(m) that DKTS was required to make any or all of the disputed portion of the Deficiency Payment, DKTS shall promptly pay to Logistics such amount, together with interest thereon from the date provided in the last sentence of Section 9(a) at the Prime Rate, in immediately available funds.
Section 10.    Condition and Maintenance of Tankage and the Terminal.
(a)    Interruption of Service. Logistics shall use reasonable commercial efforts to minimize the interruption of service at the Terminal and the Tankage and shall use its commercially reasonable efforts to minimize the impact of any such interruption on DKTS so as to not unnecessarily interfere with any of DKTS’ purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that DKTS deems relevant. Without limiting the generality of the foregoing, Logistics agrees that it will use reasonable commercial efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency maintenance undertaken by Logistics as promptly as reasonably practicable. Logistics shall inform DKTS at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service of the Terminal or the Tankage, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Logistics is taking to resume full operations, provided that Logistics shall not have any liability for any failure to notify, or delay in notifying, DKTS of any such matters except to the extent DKTS has been materially damaged by such failure or delay. Logistics shall provide DKTS with an initial estimate of the period of any non-emergency maintenance and shall regularly update DKTS as to the progress of such maintenance. If Logistics determines that the expected completion date for maintenance has or is likely to change by 30 days or more, it shall promptly notify DKTS of such determination.
(b)    Maintenance and Repair Standards. Subject to interruptions for Force Majeure events pursuant to Section 5 and for routine repair and maintenance consistent with industry standards, Logistics shall maintain (i) the Terminal with sufficient aggregate capacity to throughput a volume of Materials at least equal to the Minimum Throughput Capacity and (ii) the Tankage with a capacity sufficient to store a volume of Materials at least equal to the applicable Minimum Storage Capacity. Recalibration or strapping of the Tankage will be performed from time to time by Logistics upon the reasonable request of DKTS or otherwise in accordance with generally accepted industry standards. Logistics’ obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event or interruptions for routine repair and maintenance consistent with industry standards that prevent Logistics from providing the Minimum Throughput Capacity or storing the applicable Minimum Storage Capacity. To the extent DKTS is prevented for 30 or more days in any Contract Year from throughputting volumes equal to the full Minimum Throughput Capacity or storing volumes equal to the applicable Minimum Storage Capacity for reasons of Force Majeure or other interruption of service affecting the facilities or assets of Logistics (including any reduction in available storage capacity pursuant to Section 2(k)), then, as applicable, (i) DKTS’ Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that Logistics can effectively throughput at the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable), regardless of whether Actual Throughput prior to the reduction was below the Minimum Throughput Commitment, and/or (ii) the Group A Storage Fee shall be reduced by the amount of $0.658, the Group B Storage Fee shall be reduced by the amount of $0.156, and/or the Group C Storage Fee shall be reduced by the amount of $0.964 (which amounts shall be adjusted in accordance with the adjustments to the Storage Fees provided for in Sections 2(d) and (i) above, if applicable, and prorated for the portion of the applicable month during which such storage was unavailable) for each barrel less than the applicable Minimum Storage Capacity that Logistics is unable to store at the Tankage regardless of whether DKTS actually used such storage capacity. At such time as Logistics is capable of throughputting volumes equal to the full Minimum Throughput Commitment or storing volumes equal to the applicable Minimum Storage Capacity, as applicable, DKTS’ obligation to throughput the full Minimum Throughput Commitment and to pay the full Storage Fees shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput of the Terminal or storage capacity of the Tankage should fall below the Minimum Throughput Capacity or the Minimum Storage Capacity, respectively, then with due diligence and dispatch, Logistics shall make repairs to the Terminal and/ or the Tankage to restore the capacity of the Terminal to that required for throughput of the Minimum Throughput Commitment and/or Tankage to that required for storing of the applicable Minimum Storage Capacity (“Restoration”). Except as provided below in Section 10(c), all of such Restoration shall be at Logistics’ cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of DKTS, its employees, agents or customers.
(c)    Capacity Resolution. In the event of the failure of Logistics to maintain (i) the Terminal with sufficient capacity to throughput the Minimum Throughput Capacity or (ii) the Tankage with a capacity sufficient to store a volume of Materials at least equal to the applicable Minimum Storage Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by Logistics to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with applicable industry standards and shall take into consideration Logistic’ economic considerations relating to costs of the repairs and DKTS’ requirements concerning its refining and marketing operations. Logistics shall use commercially reasonable efforts to continue to provide throughput and storage of DKTS’ Materials, to the extent the Terminal and Tankage have the capability of doing so, during the period before Restoration is completed. In the event that DKTS’ economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, DKTS may require Logistics to expedite the Restoration to the extent reasonably possible, subject to DKTS’ payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein DKTS agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 5(b) above so long as such Restoration is completed with due diligence and dispatch, and DKTS shall pay its portion of the Restoration cost to Logistics in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, DKTS shall pay the difference between the actual portion of Restoration costs to be paid by DKTS pursuant to this Section 10(c) and the estimated amount paid under the preceding sentence within 30 days after receipt of Logistics’ invoice therefor, or, if appropriate, Logistics shall pay DKTS the excess of the estimate paid by DKTS over Logistics’ actual costs as previously described within 30 days after completion of the Restoration.
(d)    DKTS shall not deliver to the Terminal or the Tankage any Materials which: (a) would in any way be injurious to the Terminal or the Tankage; (b) may not be lawfully stored or throughput in such facilities; or (c) would render such facilities unfit for proper storage or handling of similar Materials. Any and all Materials that leave the Terminal or the Tankage shall meet all relevant ASTM, EPA, federal and state specifications, and shall not leave the Terminal or the Tankage in the form of a sub-octane grade product.
(e)    Logistics agrees that the Terminal and all Tankage used to provide services hereunder shall be in a condition generally acceptable within the industry and capable of storing the Materials without contaminating them. Logistics will avoid any contamination of one Material by another or any degradation of the quality of any Material that would impact DKTS’ ability to market or sell such Material in a timely fashion. In addition, Logistics will endeavor to ensure that no Materials shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify the DKTS Indemnitees pursuant to Section 19(a) with respect to any such contamination, Logistics may, at its sole option, require DKTS, at Logistics’ sole expense, to reprocess or otherwise treat any such contaminated Materials to restore those Materials to salable condition.
(f)    Subject to DKTS’ obligations under the other Transaction Agreements, Logistics shall, at its sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any Governmental Authority pertaining or relating to the operation of the

Terminal and the Tankage (the “Required Permits”) as presently operated. Logistics shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.
(g)    The execution of this Agreement by the Parties does not confer any obligation or responsibility on DKTS in connection with (i) any existing or future environmental condition at the Terminal or the Tankage, including the presence of a regulated or hazardous substance on or in environment media at the Terminal or the Tankage (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law to the extent pertaining or relating to the operation of the Terminal or the Tankage.
(h)    Notwithstanding anything to the contrary herein, DKTS shall have no power or authority under this Agreement to direct the activities of Logistics or to exert control over the operation of the Terminal or the Tankage or any portion thereof. For the avoidance of doubt, the parties acknowledge that the Terminal and the Tankage are subject to certain restrictions in the Omnibus Agreement.
(i)    Month End Inventory.
(i)    As of 11:59:59 p.m., CPT, on the last day of each month, Logistics shall apply the Volume Determination Procedures to the Terminal and the Tankage, and based thereon shall determine for such month for each Material, the aggregate volume of such Material held in the Terminal and the Tankage at that time (each, an “Actual Month End Product Volume”). Logistics shall notify DKTS of each Actual Month End Product Volume by no later than 5:00 p.m., CPT, on the fifth Business Day thereafter.
(ii)    At the cost and expense of DKTS, DKTS may, or may have a Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as DKTS shall direct. If, in the judgment of DKTS or a Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then Logistics will cooperate with DKTS, or such Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to any Actual Month End Product Volume as may be necessary to correct any such errors.
(j)    Subject to the provisions of Section 2(k), 10(a), 10(b) and 10(c), Logistics will maintain and operate the Terminal and the Tankage in good working order and repair and serviceable condition in accordance with generally accepted industry standards and in compliance with all Applicable Law. Subject to the other Transaction Agreements, Logistics shall have sole responsibility for performing all storage and throughput services under this Agreement; provided that, without limiting the foregoing, the parties acknowledge the DKTS’ assignee under Section 22 shall have no responsibility hereunder for any operations at the Terminal and the Tankage or for performing storage and throughput services at or related to the Terminal or the Tankage. Without limiting the foregoing, DKTS’ assignee pursuant to Section 22 shall not be responsible hereunder for any maintenance and repairs, labor, utilities, pumps, piping, tank conditions, heat and other activities on, at or under the Terminal or the Tankage, or for movements, receipts and deliveries of Materials to, at or from the Terminal or the Tankage. Except as expressly provided in the other Transaction Agreements, neither DKTS nor its assignee shall have any responsibility for ensuring that the Terminal and the Tankage have any connections, equipment and capacity required to facilitate the movement of Materials into and out of the Tankage or that the Terminal has all connections, equipment and capacity required to facilitate the movement of Materials between the docks, pipelines or truck loading or discharge facilities and the Tankage. Except as expressly provided in this Agreement or the other Transaction Agreements, any expenses relating to any of the foregoing activities shall be borne exclusively by Logistics. Logistics agrees to provide the required heat or steam to maintain the Materials in a liquid free-flowing or pumpable state at Logistics’ cost. The provisions of this Section 10(i) shall not affect any obligations of DKTS under any other Transaction Agreements.
(k)    Additional Documentation. Logistics agrees that it shall provide DKTS:
(i)    With a true and complete copy of the policies and procedures that Logistics maintains, as from time to time in effect, with respect to the periodic inspection and cleaning of tanks and pipelines; and
(ii)    On an annual basis, and at such other times as reasonably requested by DKTS, evidence in customary form of Logistics’ adherence to (x) the policies and procedures referred to in clause (i) above and (y) API standards for construction, repair, inspection and maintenance of tanks and pipelines.
Section 11.    Throughput and Handling Services
(a)    From time to time during the Term, Logistics shall perform such additional throughput, handling and measuring services as DKTS shall reasonably request (collectively, “Services”). If any Services are requested by DKTS, then the Parties shall negotiate in good faith to determine whether such Services shall be provided and the appropriate rates to be charged for such Services.
(b)    DKTS may, in its discretion, provide written instructions relating to specific Services it is requesting or provide standing written instructions relating to ongoing Services. DKTS may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Service or are instructions relating to an ongoing Service or Services. Logistics shall not be required to perform any requested Services that they reasonably believe violates Applicable Law or will materially adversely interfere with, or be detrimental to, the operation of the Terminal, the Tankage or Refinery.
(c)    Logistics agrees to keep the Terminal and the Tankage open for receipt and redelivery of DKTS’ Materials 24 hours a day, seven days a week.
Section 12.    Scheduling and Measurements

(a)    DKTS shall provide notice to Logistics prior to each calendar month as to the estimated quantities of Materials that it expects to deliver to the Terminal and the Tankage during that month.
(b)    The volume of Materials received into and redelivered out of the Terminal and the Tankage shall be measured daily by Logistics, using the applicable meter tickets, tank gauges and truck loading meters. Volume measurements shall be made as provided in Article 13 of Inventory Intermediation Agreement. Logistics shall provide DKTS with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports reflecting all Materials movements during that month.
(c)    Logistics shall provide DKTS with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Materials at the Terminal, and Logistics shall permit DKTS to observe such testing and calibration. In addition, Logistics shall provide DKTS with any documentation regarding the testing and calibration of the measurement facilities.
Section 13.    Additional Covenants
(a)    Logistics hereby:
(i)    agrees that it shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Materials;
(ii)    (x) confirms that it will post at the Terminal and the Tankage such reasonable placards as DKTS requests stating that DKTS is the owner of specific Materials held at the Terminal and the Tankage and (y) agrees that it will take all actions necessary to maintain such placards in place for the Term;
(iii)    acknowledges and agrees that DKTS may file a UCC-1 statement with respect to the Materials stored or throughput at the Terminal and the Tankage, and Logistics shall cooperate with DKTS in executing such financing statements as DKTS deems necessary or appropriate;
(iv)    agrees that, subject to Section 3(c), no loss allowances shall be applied to the Materials stored or throughput at the Terminal and the Tankage; and
(v)    agrees that, in the event of any Material spill, leak or discharge or any other environmental pollution caused by or in connection with the use of the Terminal or the Tankage, Logistics shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as Logistics deems appropriate or necessary and shall notify or arrange to notify DKTS immediately of any such spill, leak or discharge and of any such operations.
(b)    DKTS hereby agrees:

(i)    to replace or repair, at its own expense, any part of the Terminal and the Tankage which may be destroyed or damaged through any negligent or tortious act or omission of DKTS, its agents or employees or any Supplier’s Inspector; and
(ii)    except as provided in Section 2(i), to not make any alteration, additions or improvements to the Terminal or the Tankage or remove any part thereof, without the prior written consent of Logistics, such consent to be at Logistics’ sole discretion.
(c)    Each Party hereby agrees that:
(i)    it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law;
(ii)    it shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request;
(iii)    it also shall promptly notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Materials stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Materials;
(iv)    all records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate; and
(v)    it shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.
Section 14.    Representations
(a)    Logistics represents and warrants to DKTS that (i) this Agreement, the rights obtained and the duties and obligations assumed by Logistics hereunder, and the execution and performance of this Agreement by Logistics, do not directly or indirectly violate any Applicable Law with respect to Logistics or any of its properties or assets, the terms and provisions of Logistics’ organizational documents or any agreement or instrument to which Logistics or any of its properties or assets are bound or subject; (ii) the execution and delivery of this Agreement by Logistics has been authorized by all necessary limited liability company or other action; (iii) Logistics has the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (iv) no further action on behalf of Logistics, or consents of any other party, are necessary for the provision of services hereunder (except for the consents of any third party holding a mortgage on the Terminal or the Tankage or having another interest therein which Logistics covenants and represents it has obtained); and (v) upon execution and delivery by Logistics, this Agreement shall be a valid, binding and subsisting agreement of Logistics enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    DKTS represents and warrants to Logistics that (i) this Agreement, the rights obtained and the duties and obligations assumed by DKTS hereunder, and the execution and performance of this Agreement by DKTS, do not directly or indirectly violate any Applicable Law with respect to DKTS or any of its property or assets, the terms and provisions of DKTS’ organizational documents or any agreement or instrument to which DKTS or any of its property or assets are bound or subject; (ii) the execution and delivery of this Agreement by DKTS has been authorized by all necessary corporate or other action; (iii) DKTS has the full and complete authority and power to enter into this Agreement; (iv) no further action on behalf of DKTS, or consents of any other party, are necessary for the provision of services hereunder (except for the consents of any third party holding a mortgage on the Terminal or the Tankage or having another interest therein); and (v) upon execution and delivery by DKTS, this Agreement shall be a valid, binding and subsisting agreement of DKTS enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 15.    Insurance.
(a)    Insurance. Logistics shall procure and maintain in full force and effect throughout the Term insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise equivalent in respect of Logistics’s properties and operations:
(i)    Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Materials owned by DKTS in inventory at the Tankage and the Terminal. In the event that the market value or potential full replacement cost of all such Materials exceeds insurance limits available at commercially reasonable rates in the insurance marketplace, Logistics will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that Logistics will promptly notify DKTS of Logistics’ inability to fully insure any such Materials and provide full details of such inability. Such policies shall be endorsed to name DKTS as a loss payee with respect to any of DKTS’ Materials in the care, custody or control of Logistics. Notwithstanding anything to the contrary herein, DKTS, may, at its option and its sole expense, endeavor to procure and provide such property damage coverage for such Materials; provided that, to the extent any such insurance is duplicative with insurance procured by Logistics, the insurance procured by Logistics shall in all cases represent, and be written to be, the primary coverage.
(ii)    Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, products and completed operations liability and “sudden and accidental pollution” liability coverage in the minimum amounts indicated on Schedule

A. Such policies shall include DKTS as an additional insured with respect to any of DKTS’ Materials in the care, custody or control of Logistics.
(b)    Additional Insurance Requirements. The foregoing policies describe shall include an endorsement that the underwriters waive all rights of subrogation against DKTS.
(i)    Logistics shall cause its insurance carriers to furnish DKTS with insurance certificates, in ACORD form or equivalent, evidencing the existence of the coverages and the endorsements required above. Logistics shall provide 30 days’ written notice prior to cancellation of insurance becoming effective. Logistics also shall provide renewal certificates within 30 days before expiration of the policy.
(ii)    The mere purchase and existence of insurance shall not reduce or release either Party from any liability or other obligations incurred or assumed under this Agreement.
(iii)    Logistics shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
(c)    The provisions of Sections 15(a) and (b) shall terminate on the Expiration Date.
(d)    DKTS shall maintain commercially reasonable business interruption insurance for the benefit of the Tankage and the Terminal and the Refinery for so long as the Partnership is a consolidated subsidiary of Delek US. Allocation of such benefits shall be proportionate to the loss in operating margin sustained by DKTS and Logistics as a result of the interruption.
(e)    During the Term, each of Logistics and DKTS shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, commercially reasonable insurance coverages and limits, including, in the case of DKTS, workers’ compensation and employer’s liability insurance.
Section 16.    Suspension of Refinery Operations
(a)    DKTS shall use reasonable commercial efforts to minimize the interruption of operations at the Refinery. DKTS shall inform Logistics at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of operations of the Refinery, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions DKTS is taking to resume full operations, provided that DKTS shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such matters except to the extent Logistics has been materially damaged by such failure or delay.
(b)    From and after the second anniversary of the Original Effective Date, in the event that Lion Oil decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least 12 consecutive months, DKTS may provide written notice to Logistics of DKTS’ intent to terminate this Agreement (the “Suspension Notice”).

Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Original Effective Date) after DKTS has notified Logistics of such suspension and, upon the expiration of the period of 12 months (which may run concurrently with the 12-month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If DKTS notifies Logistics, more than two months prior to the expiration of the Notice Period, of Lion Oil’s intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. Subject to Section 5(a) and Section 16(c), during the Notice Period, DKTS shall remain liable for Deficiency Payments. During the Notice Period, Logistics may terminate this Agreement upon 60 days prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as DKTS continues to make Deficiency Payments.
(c)    If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then DKTS shall remain liable for Deficiency Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. DKTS shall provide at least 30 days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that DKTS shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such suspension except to the extent Logistics has been materially damaged by such failure or delay.
(d)    In the event the operations of the Refinery are suspended under this Section 16 or as a result of a Force Majeure event, Logistics shall have the right to provide transportation and storage services to third parties on the terms and conditions set forth in Section 2(i).
Section 17.    Regulatory Matters
(a)    Each Party shall comply in all material respects with all Applicable Law which directly or indirectly affects the services provided or is associated with its performance hereunder and acknowledges that the other Party is entering into this Agreement in reliance on such compliance. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)    If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new

Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
(c)    If during the Term, Logistics is required, under Applicable Law, to file one or more tariffs with any Governmental Authority, in order to provide services under this Agreement, DKTS hereby agrees that, if the services to be provided under such tariff or tariffs is provided in conformance with this Agreement, including but not limited to the rates provided hereunder, DKTS will not oppose, or assist any other party in opposing, the filing of such tariff or tariffs.
Section 18.    Event of Default; Remedies Upon Event of Default
(a)    Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(i)    Any Party fails to make payment when due (i) under Section 2(h) or Section 9 within one Business Day after a written demand therefor or (ii) under any other provision hereof within five Business Days; or
(ii)    Other than a default described in Section 18(a)(i) or (iii), DKTS or Logistics fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within 10 Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
(iii)    Any Party breaches any representation or warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within 10 Business Days after the date that such Party receives notice that corrective action is needed; or
(iv)    Any Party becomes Bankrupt.
(b)    Without limiting any other provision of this Agreement, if an Event of Default with respect to DKTS or Logistics (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.
(c)    Without limiting any other rights or remedies hereunder, if an Event of Default occurs and DKTS is the Non-Defaulting Party, DKTS may, in its discretion, (i) reclaim and repossess any and all of its Materials held at the Terminal or the Tankage or elsewhere on Logistics’ premises, and (ii) otherwise arrange for the disposition of any of its Materials in such manner as it elects.

(d)    If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Section 18, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party under this Agreement (whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one Business Day of termination.
(e)    The Non-Defaulting Party’s rights under this Section 18 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all Losses incurred in the exercise of any remedies hereunder.
(f)    No delay or failure by the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
Section 19.    Indemnification
(a)    Logistics shall defend, indemnify and hold harmless DKTS, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “DKTS Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Logistics of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Logistics made herein or in connection herewith proving to be false or misleading, (ii) any failure by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the DKTS Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Liabilities for environmental matters with respect to API 653 Tanks (as defined in the Omnibus Agreement) or the subject of Section 3.1(a)(vi) of the Omnibus Agreement shall not be included in the indemnity provided in this Section 19(a). Notwithstanding the foregoing, Logistics’ liability to the DKTS Indemnitees pursuant to this Section 19(a) shall be net of any insurance proceeds actually received by the DKTS Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. DKTS agrees that it shall, and shall cause the other DKTS Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the DKTS Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify Logistics of all potential claims against any third Person for any such insurance proceeds, and (iii) keep Logistics fully informed of the efforts of the DKTS Indemnitees in pursuing collection of such insurance proceeds.
(b)    DKTS shall defend, indemnify and hold harmless Logistics, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Logistics Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by DKTS of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of DKTS made herein or in connection herewith proving to be false or misleading, (ii) any failure by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Logistics Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Liabilities for environmental matters with respect to API 653 Tanks (as defined in the Omnibus Agreement) or the subject of Section 3.1(a)(vi) of the Omnibus Agreement shall not be included in the indemnity provided in this Section 19(b). Notwithstanding the foregoing, DKTS’ liability to the Logistics Indemnitees pursuant to this Section 19(b) shall be net of any insurance proceeds actually received by the Logistics Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Logistics agrees that it shall, and shall cause the other Logistics Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Logistics Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify DKTS of all potential claims against any third Person for any such insurance proceeds, and (iii) keep DKTS fully informed of the efforts of the Logistics Indemnitees in pursuing collection of such insurance proceeds.
(c)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 19(a)(iii) AND SECTION 19(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
(d)    The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Section 19 are in addition to and not in lieu of the indemnity provisions contained in the Transaction Agreements. Any indemnification obligation of DKTS to the Logistics Indemnitees on the one hand, or Logistics to the DKTS Indemnitees on the other hand, pursuant to this Section 19 shall be reduced by an amount equal to any indemnification recovery by such Indemnitees pursuant to the other Transaction Agreements to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of DKTS or Logistics, respectively, hereunder.
Section 20.    Limitation on Damages
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided further that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived under this Section 20, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net of any deductible and premiums paid with respect thereto).
Section 21.    Miscellaneous
(a)    No Waiver; Cumulative Remedies.
(i)    The failure of a Party hereunder to assert a right or enforce an obligation of any of the other Parties shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.
(ii)    Unless otherwise specified herein, each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
(b)    Nature of Transaction and Relationship of Parties.
(i)    This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that Logistics is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Logistics, or any employee or agent of Logistics, an agent or employee of DKTS.
(ii)    No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties;

or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.
(c)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(d)    Successors and Assigns.
(i)    Except as provided in Section 22, DKTS shall not assign its rights or obligations hereunder without Logistics’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) DKTS may assign this Agreement without Logistics’ consent in connection with a sale by Lion Oil of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of DKTS’ obligations under this Agreement and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by DKTS in its reasonable judgment; and (2) DKTS shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(ii)    Logistics shall not assign its rights or obligations under this Agreement without the prior written consent of DKTS, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Logistics may assign this Agreement without such consent in connection with a sale by Logistics of all or substantially all of the Terminal and Tankage, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Logistics’ obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Logistics in its reasonable judgment; and (C) is not a competitor of DKTS, as determined by DKTS in good faith; and (2) Logistics shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.
(iii)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(iv)    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(v)    The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, DKTS shall have the option to extend the Term of this Agreement as provided in Section 6, without regard to the notice periods provided in the fourth sentence of Section 6(a). Logistics shall provide DKTS with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.

(e)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)    No Inducement. No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(h)    Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
(i)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party other than CEI’s rights under Section 22.
(j)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(k)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(l)    Survival. All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
(m)    Arbitration Provision. Any and all Disputes, other than actions seeking solely injunctive relief to prevent immediate harm, shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 21(m) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 21(m) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of DKTS, Logistics or any of their Affiliates and (ii) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. DKTS, Logistics and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(n)    Confidentiality.
(i)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 21(n). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)    Required Disclosure. Notwithstanding Section 21(n)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer backup archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 21(n), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)    Survival. The obligation of confidentiality under this Section 21(n) shall survive the termination of this Agreement for a period of two years.
(o)    Audit and Inspection. During the Term, DKTS and its duly authorized agents and/or representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Logistics, or any of Logistics’ contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within 30 days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Logistics shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.

Section 22.    Intermediary.
(a)    Designated Assignment. For a period from and including the Effective Date to the Expiration Date (the “Designation Period”), DKTS hereby assigns to the Intermediary all of DKTS’ rights to use, hold Materials in, and transport Materials through, the Tankage and the Terminal pursuant to this Agreement, subject to additional terms and conditions of this Section 22. During the Designation Period, Logistics shall note in their records and account separately for the Intermediary ’s ownership of Materials held in or transported through the Tankage and the Terminal (collectively, the “Intermediary Materials”) until such time as the Intermediary shall notify Logistics in writing that ownership in such Intermediary Materials has been transferred from the Intermediary to DKTS, it being the intention that Logistics shall not be required to recognize any other transfers of ownership of any Intermediary Materials (other than transfers from the Intermediary to DKTS) unless such transfer and recognition are agreed to in writing by Logistics in its reasonable discretion. DKTS shall act as the Intermediary’s sole agent for all purposes of this Agreement, and Logistics shall be entitled to follow DKTS’ instructions with respect to any Intermediary Materials that are transported, stored or handled by Logistics pursuant to this Agreement unless and until Logistics is notified by the Intermediary in writing that DKTS is no longer authorized to act as the Intermediary’s agent, in which case Logistics’ shall thereafter follow the instructions of the Intermediary (or such other agent as the Intermediary may appoint) with respect to all Intermediary Materials that are transported, stored or handled by Logistics pursuant to this Agreement. All volumes shipped by the Intermediary will be taken into account in the determination of whether DKTS has satisfied its Minimum Throughput Commitment.
(b)    Measurements; Inventory Reports; Notices. DKTS and the Intermediary shall each have the rights provided for in this Agreement for so long as any Intermediary Materials are located in the Tankage or the Terminal. During any Designation Period, Logistics shall send all inventory and other reports, all other documentation described in or required to be delivered pursuant to this Agreement and all notices delivered pursuant to this Agreement to the Intermediary at the address set forth on the signature page hereto, with copies to DKTS.
(c)    All Provisions in Effect. During any Designation Period, all provisions of this Agreement, as amended or adjusted by this Section 22, shall be in full force and effect with respect to the Intermediary and the Intermediary Materials as if the Intermediary were Party hereto in place of DKTS, subject however to the following:
(i)    If, at any time, the Intermediary elects for any reason to make any payment to Logistics in respect of any amount owing by the Company to Logistics hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by the Intermediary of any payment or other obligations of the Company under this Agreement;
(ii)    in no event shall the Intermediary have any responsibility for the operations or maintenance of the Tankage and the Terminal or the handling of any Materials held in or transported through the Tankage and the Terminal or otherwise be deemed to have assumed any non-monetary obligations of DKTS for such operations, maintenance or handling under this Agreement, all of which responsibilities and obligations shall remain exclusively responsibilities and obligations of Logistics and DKTS, subject to any allocation of such responsibilities and obligations between such parties in accordance with the terms of this Agreement;
(iii)    DKTS shall remain solely liable for, and the Intermediary shall have no liability or obligation for, (1) meeting any Minimum Throughput Commitment under Section 2(b), (2) any Shortfall Payments under Section 2(e), (3) any amounts payable under Section 2 (h), (4) any Deficiency Payments under Section 9 (other than with respect to Throughput Fees for Actual Throughput of Intermediary Materials to the extent due under Section 2(c)), or (5) any payment obligations in connection with a Capacity Resolution under Section 10(c), and Logistics shall invoice DKTS directly for such amounts or obligations;
(iv)    without limiting the foregoing, the following rights and benefits will run in favor of the Intermediary: (i) any rights with respect to custody and title to the Intermediary Materials subject to this Agreement, (ii) any obligations of Logistics with respect to the condition and maintenance of Tankage and the Terminal, (iii) any inspection and access rights and (iv) any rights relating to measurements and volume determinations, in all cases regardless of whether any specific provision in this Agreements makes any reference to DKTS’ assignee or the assignability of the right or benefit provided for in such provision;
(v)    during the Designation Period, the Intermediary and its successors and assigns shall be included as additional insured parties and loss payees with respect to the Materials under all insurance policies required to be maintained by Logistics under Section 15 and endorsements confirming the foregoing shall be provided to the Intermediary from time to time prior to the expiration or termination of the Designation Period upon the Intermediary’s reasonable request;
(vi)    during the Designation Period, DKTS shall not agree to any waivers or consents hereunder, or amendments or modifications hereto, in each case, that would reasonably be expected to materially adversely affect the Intermediary’s rights hereunder, without the prior express written agreement or consent of the Intermediary; and
(vii)    to confirm its ownership of and rights with respect to all Materials in the Tankage and the Terminal, Logistics and DKTS agree that during the Designation Period (1) the Intermediary is authorized and entitled to file, and maintain against each of such parties protective UCC filings (including making such amendments thereto as the Intermediary deems necessary) showing the Intermediary as owner of all Intermediary Materials from time to time located in the Tankage and the Terminal and (2) they shall execute such other documents and instruments (in form and substance reasonably satisfactory to the Intermediary) and take such further actions as the Intermediary may reasonably request, including the execution and filing in the relevant real estate records of memoranda of access or similar documents.

(d)    The Intermediary shall reasonably cooperate with Logistics and DKTS in good faith in connection with any its inspection and audit rights hereunder and the resolution of any disputes between Logistics and DKTS hereunder.
(e)    Nothing herein shall limit or be deemed to limit any obligations or liabilities of DKTS to the Intermediary under the Inventory Intermediation Agreement or the other Transaction Documents or any rights or remedies of the Intermediary thereunder or pursuant to any other agreement between the Intermediary and another Party (as defined therein).
(f)    The Intermediary may, without any other party’s consent, assign and delegate all of the Intermediary’s rights and obligations under this Section 22 to (i) any Affiliate of the Intermediary, provided that the obligations of such Affiliate hereunder are guaranteed by Citigroup Global Markets Holdings, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes the Intermediary’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of the Intermediary (taking into account any credit support for the Intermediary) immediately prior to such assignment, which determination shall be made by the Intermediary in good faith. Any other assignment by the Intermediary shall require the consent of DKTS and Logistics.
(g)    The provisions of this Section 22 shall terminate and have no further force or effect as of the end of the Designation Period. Notwithstanding anything in this Agreement to the contrary, the Intermediary shall have no right to terminate this Agreement for any reason.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

DK TRADING & SUPPLY, LLC

By:    /s/ Joseph Israel
Name:    Joseph Israel
Title:    Executive Vice President, DK & DKL Operations

DELEK LOGISTICS OPERATING, LLC

By:    /s/ Reuven Spiegel
Name:    Reuven Spiegel
Title:    Executive Vice President, Chief Financial Officer, and Treasurer